EXHIBIT 99.1

CONTACT:	Feinstein Kean Healthcare for GTC
GTC Biotherapeutics, Inc.	Biotherapeutics, Inc.
Thomas E. Newberry	Francesca DeVellis (investors)
Vice President, Corporate Communications	Barbara Askjaer (media)
(508) 370-5374	(617) 577-8110

GTC BIOTHERAPEUTICS TO BEGIN ATryn® US CLINICAL STUDY

FRAMINGHAM, MA – April 6, 2005 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) announced today that the United States Food and Drug Administration (FDA) has allowed GTC to begin a further clinical study of ATryn® for the hereditary antithrombin deficiency indication. ATryn® is GTC’s recombinant form of human antithrombin. A successful outcome of this study and a historical control comparison is expected to provide the clinical basis for filing a Biologics License Application with the FDA.

“We are pleased to begin our ATryn® clinical study in the US,” stated Geoffrey F. Cox, Ph.D., Chairman and Chief Executive Officer of GTC. “We anticipate initiating this study in the second quarter and completing enrollment in approximately one year.”

The safety and efficacy study is designed to assess the use of ATryn® in the prevention of thromboembolic events in a minimum of 17 evaluable patients with HD that are undergoing high-risk procedures such as surgery or childbirth. The data from this multinational study will be combined with data generated from a similar study of 14 patients that was included in the filing for European Market Authorization in 2004. This combined set of data from these safety and efficacy studies will be compared to data from a historical control group consisting of a minimum of 35 HD patients who were in similar high-risk situations to the patients in the safety and efficacy studies and were treated using human plasma-derived antithrombin.

GTC recently received a list of outstanding issues during the review of its Market Authorization Application (MAA) by the European Medicines Agency (EMEA). GTC is currently involved in a continuing dialogue with the EMEA regarding these issues. GTC expects the dialogue will likely continue through June.

Based on prevailing estimates, there are approximately 80,000 people in the European Union and 60,000 people in the US with HD. There is only one commercially available plasma-derived antithrombin product sold in the US, which has had limited availability. GTC believes that establishing a robust supply of recombinant product in the US is a significant market opportunity. In addition, significant opportunities may exist for ATryn® in larger market indications resulting from acquired deficiencies, such as in the treatment of severe burns. These opportunities can be accessed through further clinical development.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC expresses this protein in the milk of goats that have the human antithrombin gene linked to a milk-protein promoter. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods. Antithrombin is the first of a series of human plasma proteins that GTC is developing as recombinant products. Other recombinant human plasma proteins that GTC is developing include recombinant human albumin and recombinant human alpha-1 antitrypsin.

About GTC Biotherapeutics

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has five products in its internal pipeline and a portfolio of external program production opportunities. GTC’s lead program is ATryn®, its recombinant form of human antithrombin. A Market Authorization Application is under review by the European Medicines Evaluation Agency for the use of ATryn® in patients with a hereditary antithrombin deficiency. In addition to the ATryn® program, GTC is developing a recombinant human albumin, a recombinant human alpha-1 antitrypsin, a malaria vaccine, and a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the timing for initiation and completion of the ATryn® US clinical trai, its suitability to support a request for approval in the US, the anticipated time frame for discussions concerning the EMEA’s list of outstanding issues, and the projected markets for recombinant antithrombin. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the risks and uncertainties inherent in the performance of clinical studies and the actions of regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.